Exhibit 4(a).13

SALE AND PURCHASE AGREEMENT OF THE SHARES OF
MICROELECTRÓNICA ESPAÑOLA, S.A.U.

Between

JAVIER PÉREZ AZNAR, as Seller

and

MICROELECTRÓNICA ESPAÑOLA, S.A.U.

and

M. SYSTEMS FLASH DISK PIONEERS ESPAÑA, S.L.U.
(formerly, GLOBAL SIGNIFERO, S.L.U.), as Purchaser

Madrid, November 14th 2005

In Madrid, on November 14th, 2005 (the “Effective Date”)

THE PARTIES

ON THE ONE HAND,

•

Mr. Javier Pérez Aznar, of legal age, of Spanish nationality, married, with Tax Identification Number 17,803,450-R and domicile at calle Alberto Alcocer, 6º C, 28036 Madrid (hereinafter, the “Seller”).

•

Microelectrónica Española, S.A.U., a Spanish corporation (sociedad anónima) incorporated pursuant to a public deed granted before the Notary Public of Madrid, Mr. Francisco Monedero Gil, on July 24, 1981, with number 2,730 of his public records, registered with the Mercantile Registry of Madrid pursuant to volume 4,013, book 0, section 8, page number M-66,899, fifth entry, with registered office at calle Pradillo, 36, 28002 Madrid and Tax Identification Number A-28,712,446 (hereinafter, the “Company”). The Company is herein represented by Mr. Javier Pérez Aznar, of legal age, of Spanish nationality, married, with Tax Identification Number 17,803,450-R and domicile for these purposes at calle Pradillo, 36, 28002 Madrid. Mr. Pérez Aznar is acting in his capacity as managing director (“consejero delegado”) of the Company.

AND ON THE OTHER HAND,

•

M. Systems Flash Disk Pioneers España, S.L.U, a Spanish corporation (sociedad de responsabilidad limitada), with registered office at Pradillo 5 bajo, exterior, derecha, Madrid (Spain) and Tax Identification Number B-84446632 (the “Purchaser”). Immediately prior to the execution of this Agreement, the Purchaser changed its name from Global Signifero, S.L.U to M. Systems Flash Disk Pioneers España, S.L.U pursuant to a public deed granted on the day hereof before the Notary Public of Madrid, Mr. José Aristónico García Sánchez, which change of name shall be presented to the Mercantile Registry of Madrid for registration following the Effective Date. The Purchaser is herein represented by Mr. Dov Moran, of legal age, of Israeli nationality, married, with Passport Number 9015081 and address at Itamar Ben Avi Street 15, Kfar-Saba, Israel. Mr. Moran is acting in his capacity as sole director (“administrador único”) of the Purchaser.

The Seller, Company and Purchaser shall be hereinafter jointly referred to as the “Parties” and individually, each, as a “Party”.

WHEREAS

I.

The corporate purpose of the Company is: (a) the import, export, manufacturing, developing and marketing of electronic equipment, programming support and software, and any other acts and transactions relating thereto; (b) the installation and maintenance of electronic equipment and the development of software products; and (c) the acquisition, promotion and construction of real estate and its exploitation by way of sale or lease (excluding leasing).

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II.	The share capital of the Company amounts to 492,000 euros, fully subscribed and paid up, and divided into 164,000 registered shares, with a face value 3 euros each, numbered from 1 to 164,000.

III.

Seller is the owner of 164,000 shares of the Company, numbered from 1 to 164,000, free and clear from all Liens (as defined in Clause 1.2. below) representing 100.00% of the share capital of the Company (all such shares, collectively, the “Shares”). Seller acquired the Shares pursuant to the titles of acquisition, a list of which is attached as Schedule III hereto.

IV.

The Company has no options, warrants, convertible notes or any other convertible securities (such type of securities, collectively, “Convertible Securities”) which may be exercised, exchanged or converted into any securities of the Company.

V.

The Company owns 9,000 registered shares of Excel Data, S.A.U a Spanish Corporation (sociedad anónima) incorporated pursuant to a public deed granted before the Notary Public of Madrid, Mr. José Aristónico García Sánchez on June 5, 1990, with number 1,611 of his public records, registered with the Mercantile Registry of Madrid pursuant to volume 266, book 0, section 8, page number M-5,362, 1st recording, with registered office at calle Sánchez Pacheco 101, 28002, Madrid and Tax Identification Number A-79,453,932 (hereinafter, the “Subsidiary”).

VI.

The Seller desires to sell and the Purchaser desires to purchase the Shares, for which purposes and based on the veracity of the Recitals set out above, the Parties agree to enter into this sale and purchase agreement (the “Agreement”), subject to the following.

CLAUSES

1.	SALE AND PURCHASE

1.1

          Purpose. The purpose of this Agreement is the transfer, by way of the sale and purchase of the Shares, of the ownership of 100% of the Company and any other rights, obligations, and legal relationships of the Company.

1.2

          Sale and Purchase. By means of this Agreement, the Seller hereby sells and transfers the Shares, with all rights, and free and clear of any and all liens, charges, encumbrances, mortgages, pledges, rights of first refusal, preferential rights and all other claims or rights of third parties of any kind and restrictions upon the disposal of the same (collectively, “Liens”), to the Purchaser, which hereby purchases and acquires the same free and clear of any Liens in accordance with the terms and conditions set forth in this Agreement.

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     Without derogating from Seller’s indemnification obligations under Clause 7, upon completion (“Consumación”) of this Agreement as of Effective Date, the Purchaser assumes the Company’s and Subsidiary’s businesses.

1.3

          Further Assurances. If, at any time after the Effective Date, Purchaser shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are reasonably necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Purchaser, its right to, and title or interest in, the Shares, or (b) otherwise to perfect this Agreement, Purchaser shall so advise the Seller in writing, and the Seller thereupon shall execute and deliver all such deeds, bills of sale, assignments and assurances and do all such other acts and things reasonably necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under the Shares, and otherwise to perfect this Agreement. The cost of all these documents shall be borne by Purchaser.

1.4	Description of the Shares and share capital and the Company. The following are the essential characteristics of the Shares and the Company, upon which basis the Purchaser agrees to their purchase:

	(a)	The Shares represent 100% of the share capital of the Company and the Company has no Convertible Securities outstanding.

(b)

     The Company is engaged in (a) the import, export, manufacturing, developing and marketing of electronic equipment, programming support and software, and any other acts and transactions relating thereto; (b) the installation and maintenance of electronic equipment and the development of software products; and (c) the acquisition, promotion and construction of real estate and its exploitation by way of sale or lease (excluding leasing).

2.	CONSIDERATION

2.1	The purchase price for the Shares, payable as set forth in this Clause, shall be as follows:

(a)

       Purchaser pays Seller in cash concurrently with the signature of this Agreement an amount equal to: (i) forty six million three hundred seventy eight thousand seven hundred ninety nine Euro (€46,378,799), plus (ii) twenty two million nine hundred thirty one thousand twenty seven Euro (€22,931,027) corresponding to the Company’s and Subsidiary’s Available Cash (as defined in sub-Clause (b) below) as of the Effective Date, plus (iii) five million eight hundred forty eight thousand five hundred thirty Euro (€5,848,530) corresponding to the Effective Date Net Assets (as defined in sub-Clause (c) below).

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(b)

     On the Effective Date and concurrently with the execution of this Agreement the Company shall provide to the Purchaser bank statements evidencing its and the Subsidiary’s available cash and “Fondos FIM” as of November 11th, 2005 at 17:30 hours (the “Available Cash”), which are attached hereto as Schedule 2.1(b).

(c)

     On the Effective Date and concurrently with the execution of this Agreement the Parties have calculated an amount that represents the Company’s and its Subsidiary’s (i) Current Assets as of November 11th, 2005 at 17:30 hours, less (ii) Current Liabilities as of November 11th, 2005 at 17:30 hours (such calculated number, the “Effective Date Net Assets”).

For the purpose hereof,

“Current Assets” shall mean, with respect to the Company and its Subsidiary, (i) accounts receivables for which Purchaser deems that collectability is probable (calculated at the Reuters spot euro dollar exchange rate as of November 11th, 2005 at 17:30 hours (1.1703 dollars/euro) for any account receivable to be collected in dollars), plus (ii) VAT, income tax and public administrations prepayments, plus (iii) employee loans (other than the Seller), plus (iv) subsidies pending, plus (v) prepayments (for insurance, rent, etc.), plus (vi) inventory valued at purchasing cost in accordance with Spanish GAAP, plus (vii) any third party guarantees.

“Current Liabilities” shall mean, with respect to the Company and its Subsidiary, (i) accounts payables, plus (ii) other third party payables, plus (iii) accrued invoices for expenses incurred prior to the Effective Date, plus (iv) accrued salaries and bonuses for the period prior to the Effective Date, plus (v) accrued sales and other commissions for the period ending on the Effective Date, plus (vi) VAT, income tax and public administrations commitments, plus (vii) accrual for income tax for the period ending on the Effective Date, plus (viii) any commitment whether written or verbal to any customer, employee or third party, plus (ix) any CAPEX obligation committed prior to the Effective Date in excess of those obligations detailed in Schedule 2.1.(c) Part II amounted to two hundred two thousand five hundred (202,500) Euros, plus (x) any maintenance fee or accrual for the period ended on the Effective Date.

A copy of the list of items and amounts taken into consideration for the calculation of the Effective Date Net Assets is attached to the Agreement as Schedule 2.1.(c)

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(d)

     The consideration set forth in sub-Clause (a) above is paid by Purchaser upon execution of this Agreement by wire transfer to Seller’s account number 0065 0064 12 0001002700 in the Barclays Bank for an aggregate amount of seventy five million one hundred fifty eight thousand three hundred fifty six Euro (€75,158,356). Seller hereby gives the most complete receipt for it.

(e)

     Six months from the Effective Date (the “Measurement Date”), the Purchaser and the Seller shall jointly review the difference, if any, between (i) the Effective Date Net Assets, and (ii) the actual balance (based on actual collections and payments) of the Current Assets (calculated at the Reuters spot euro dollar exchange rate as of November 11th, 2005 at 17:30 hours (1.1703 dollars/euro) for any account receivable to be collected in dollars) minus the Current Liabilities that were taken into consideration for the calculation of the Effective Date Net Assets as per Schedule 2.1.(c), as of such Measurement Date. Purchaser shall, and shall cause the Company to, share with Seller all the information required for such calculation. Purchaser shall, and shall cause the Company to, conduct all actions related to the Current Assets and Current Liabilities in a manner consistent with past practices, to the extent compliant with the applicable law. The Parties will cooperate together in connection with the collection of all payments covered under the Current Assets. Upon Seller’s request, Purchaser shall provide Seller with reasonable information in connection with the above. The difference, if any, shall be paid by Seller to Purchaser in cash within no later than fifteen (15) working days after the Measurement Date.

3.	EXECUTION OF THE SALE AND CLOSING OF THE TRANSACTION

3.1

          Place, date and time. The signature of this Agreement and the consummation of the transaction contemplated hereunder take place in the Notary Public of Madrid, Mr. José Aristónico García located at Velazquez, 51, Madrid, being the Agreement intervened by said Notary.

3.2

          Delivery of the Shares. Upon execution of this Agreement Seller delivers and transfers the Shares by physical delivery of the original share certificates representing the Shares issued by the Company duly endorsed in favor of the Purchaser.

3.3

          Acquisition titles. Upon execution of this Agreement the Seller exhibits the public deeds which detail the acquisition of title of the Shares by the Seller to the Notary Public who intervenes in this Agreement.

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3.4	Delivery of the share certificates and registration. Upon execution of this Agreement the Notary Public who intervenes in this Agreement:

	(a)	Reflects the transfer of the Shares on the share certificates in favor of the Purchaser.

	(b)	Reflects the transfer of the Shares in the public deeds by virtue of which the Seller acquired the Shares.

3.5

          Registry book of shareholders. The Seller causes the Secretary of the Board of Directors of the Company to register the acquisition of the Shares by the Purchaser in the registry book of shareholders of the Company concurrently with the execution of this Agreement.

4.	REPRESENTATIONS AND WARRANTIES

Representations and warranties of the Seller

The Seller represents and warrants to the Purchaser, with respect to itself or to the Company, that other than as set forth in the Disclosure Schedules attached as Schedule 4 hereto, the representations and warranties set out in this clause are true, correct, and completely accurate on the Effective Date. All references in this Clause 4 to the “Company” shall be deemed to refer to each of the Company and the Subsidiary.

4.1

          Capacity of the Company and the Seller to enter into this Agreement. Each of the Company and the Seller has the necessary capacity to enter into this Agreement and to perform each and every one of the obligations assumed by virtue of the same, in such a way that the obligations arising from this Agreement and its Schedules are valid and binding on each of the Company and the Seller and enforceable against the same. The execution and delivery of this Agreement, and its consummation, have been duly and validly authorized by the shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby.

4.2	Legal Status of the Company and the Subsidiary: incorporation, resolutions, by-laws and stock certificates.

	(a)	Each of the Company and the Subsidiary has been duly incorporated in accordance with Spanish legislation, is in existence and is duly registered with the Mercantile Registry of Madrid.

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(b)

     The deed of incorporation of each of the Company and the Subsidiary, together with all of the resolutions of its respective corporate bodies passed to date and which must be registered with the Mercantile Registry are duly registered.

(c)	Each of the Company and the Subsidiary is governed by its respective by-laws currently in force, copies of which are attached hereto as Schedules 4.2(a) and 4.2(b), respectively.

(d)	The Subsidiary is fully owned by the Company and no third party owns any securities or Convertible Securities of the Subsidiary.

(e)

     Neither the Company nor the Subsidiary has issued any stock certificates (títulos) other than those issued on November 4, 2005 (the Company) and October 26, 2005 (the Subsidiary) and delivered to the Purchaser herewith.

4.3	The Shares; Share Capital and Shares of the Company and its Subsidiary.

	(a)	The Seller is the owner of the Shares free and clear of all Liens.

(b)

       The Company has a total of 164,000 shares outstanding and no Convertible Securities of the Company are outstanding. There is no agreement or obligation (written or oral) in existence for the issuing of additional shares or any Convertible Securities of the Company.

(c)

       The Subsidiary has a total of 9,000 shares outstanding, of which all such 9,000 shares are held by the Company. There are no Convertible Securities of the Subsidiary outstanding. There is no agreement or obligation (written or oral) in existence for the issuing of additional shares or any Convertible Securities of the Subsidiary.

(d)

       The Shares and the shares of the Subsidiary have been validly and legally issued, subscribed and totally paid up, and there exist no sales, purchase and sales options agreements, nor agreements which guarantee preferential rights of any kind to third parties, and thus, no person or entity has the right to acquire shares of the Company or the Subsidiary. There exist no Liens which could affect the shares of the Company or the Subsidiary.

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4.4	Corporate records and accounts.

(a)

     The accounts and other books or registers of any kind of the Company are up to date and maintained in accordance with all of the legal requirements applicable in an adequate and coherent form, and contain complete and precise records in all material respects of the matters which such books must deal with.

(b)

     In particular, the registry book of minutes of the Company is duly legalized by the Mercantile Registry and contains all of the Company’s resolutions passed by the different corporate bodies of the same from the date of its incorporation, which have not been challenged or revoked.

(c)

     Likewise, the Company keeps and maintains, and has kept and maintained, in accordance with applicable law, the annual accounts records. Said books have been duly legalized and include all of the entries which Spanish law requires to be registered in such records up to the date hereof.

(d)

     The registry books of registered shares of the Company and the Subsidiary contain all of the entries of all of the shareholders and of all of the legal transactions relating to the shares to which they refer.

	(e)	Such books and registers referred to in Clauses (a) through (d) above are within their effective power and under control of the Company.

	(f)	No notice has been received or claim made relating to the incorrectness of any document referred to in Clause (a) through (d) above.

(g)

     All of the accounts, documents and representations which must be filed with the Mercantile Registry or with other public or private bodies have been delivered or filed with the Mercantile Registry or with such other public or private bodies.

4.5

          Disclosure of Information. The Seller has made full, true and complete responses in all material respects to all requests by Purchaser and its authorized representatives for information, documents, contracts and records of the Company requested to be furnished prior to the date hereof. The Seller is not aware of any fact, matter or circumstance which has not been disclosed to the Purchaser which would render the information contained in this Agreement and other information which has been disclosed by Seller or with Seller’s consent leading to the creation of this Agreement, not true, complete and exact in all material respects.

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This Agreement (including the Schedules hereto) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein not false or misleading.

4.6	Financial and accounting information.

(a)

     The (i) audited financial statements of the Company corresponding to the fiscal years ended December 31, 2002, 2003 and 2004, and (ii) unaudited financial statements for the period ended October 31, 2005, a copy of which is attached as Schedule 4.6(a) hereto (each such financial statement, a “Financial Statement”):

(i)

Are complete and accurate in all of their terms; provided however that the October 31st, 2005 Financial Statement has not been audited by the Company’s auditors in connection with the inventory included in such Financial Statement, and is based on the applicable currency exchange ratios as of October 31sth, 2005;

		(ii)	Provide a true and fair view of the equity and the financial situation of the Company on the date of the same and of the results of its operations for the period closed on said date;

		(iii)	Have been prepared in accordance with accounting principles generally accepted in Spain, and in accordance with applicable law and regulations; and

		(iv)	Have been deposited with the Mercantile Registry (except for the unaudited Financial Statement for the period ended October 31st, 2005).

(b)

     All of the debts and liabilities of the Company are duly set out in the Financial Statements and its assets are valued in accordance with accounting standards generally accepted in Spain, and, in particular, in accordance with sound accounting principles. All accounts receivable recorded in the Financial Statements are collectible, with adequate reserves set aside, and neither the Seller nor the Company is aware of any impairment of the assets shown on the balance sheet of the Financial Statements which has not been provided for.

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(c)

     All of the provisions which must be made within the scope of proper accounting and financial management or which should be made in accordance with any legal or regulatory provision, including, but not limited to, those relating to tax obligations, have been duly entered and provided for in the Financial Statements.

From the date of the unaudited Financial Statements dated October 31st, 2005:

(d)	There has been no occurrence in relation to the Company which could materially adversely affect the business, assets, financial condition, operating results, liquidity or solvency of the Company.

(e)	All the acts and operations undertaken by the Company have been duly registered and accounted for.

(f)	There has been no change in the accounting policies nor in the valuation criteria applied by the Company.

(g)

     No act or transaction outside the scope of the ordinary course of business or market practice normally followed by the Company has been commenced, adopted or concluded, and the Company has developed its activity without interruption or alteration to its nature, reach or form.

(h)	There has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance).

(i)

     There are no arrangements either with third parties (other than in the ordinary course of business) or related parties, that are not reflected in the unaudited Financial Statements or notes to them, but may create a liability to the Company.

(j)

     The Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.

(k)	The Company has not formed any subsidiary or acquired any equity interest or other interest in any other entity.

(l)

     Except as provided in the Disclosure Schedule, the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since such date, exceed in the aggregate €30,000 (thirty thousand euros).

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(m)

     The Company has not (i) acquired, leased or licensed any right or other asset from any other person, other than in the ordinary course of business, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other person, other than in the ordinary course of business and consistent with the Company’s past practices or (iii) waived or relinquished any right.

(n)

     The Company is not aware of any account receivable or other indebtedness to the Company which will not be collected or repaid in full, nor has it written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness.

(o)

     The Company has not made any Liens of any of its assets or otherwise permitted any of its assets to become subject to any Liens, except for Liens of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices.

(p)	The Company has not (i) lent money to any person, or (ii) incurred or guaranteed any indebtedness.

(q)

     The Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus, made any profit-sharing or similar payment to, or increased the amount of the wages, salaries, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors, officers, agents or brokers, except as provided in the Disclosure Schedule, or (iii) hired any new employees, other than temporary employees in the ordinary course of business.

(r)	There has been no resignation or termination of employment of any senior employee of the Company.

(s)	The Company has not made any tax election (“opción para la aplicación de un régimen fiscal especial”).

(t)	The Company has not commenced or settled any legal proceeding.

(u)	The Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices; and

(v)	The Company has not agreed or committed to take any of the actions referred to in Clauses (d) to (u) above.

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4.7	Indebtedness.

(a)

     The amount for which the Company is indebted does not exceed any limitation concerning its indebtedness established in the debentures, documents, laws or regulations which are binding upon the Company, and no such limitation is established under the Company’s by-laws.

(b)

     The Company does not have further liabilities (including hidden or contingent liabilities) other than those which are set out in the Financial Statements or which have arisen in the ordinary course of business since the date of the Financial Statements.

(c)

     The Company has fully cancelled any and all of the debts and guarantees entered into by the Company with the Seller and with other companies controlled by the Seller, together with the guarantees and counter-guarantees which the Company maintained with credit entities (except as provided for in Schedule 4.13(b)) or with third parties in relation to debentures entered into by the Seller or the Subsidiary.

4.8	Real Property and Leased Property

	(a)	The Company is the sole legal owner of the real property which is set out in Schedule 4.8(a) (hereinafter, the “Owned Real Property”) and owns no real property other than the Owned Real Property.

(b)

     All of the Owned Real Property: (i) is registered in the name of the Company in the corresponding Property Registry, and (ii) is free and clear of all Liens, including planning, encumbrances and tenants

	(c)	The Owned Real Property:

		(i)	is in a good state of repair and is suitable for the purposes for which it is to be used, having been subject to suitable periodic maintenance;

		(ii)	complies with all of applicable state, regional and local government regulations, including regulations relating to construction, the environment, planning, development or building.

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(d)

     All of the necessary permits, licenses and authorizations for the construction, use, operating and activity of the Owned Real Property have been duly requested and all the terms and conditions requested for obtaining such permits, licenses and authorizations have been duly satisfied (including the payment of any expenses or taxes). There is no fact or circumstance that may result in the review or revocation of the permits, licenses and authorizations by the competent authorities or in the challenge by third parties of the validity thereof. In particular, the Installation and Activities License status and the Commencement License status relating to each of the aforementioned real property are described in Schedule 4.8(d).

	(e)	Neither the Company nor the Subsidiary leases or licenses any real property, except for the surface rights assigned to the Company on five (5) parking spaces which are set out in Schedule 4.8(e).

4.9	Moveable Property; Sufficiency of Assets.

	(a)	Schedule 4.9(a) sets forth each the Company’s moveable property as of October 30, 2005, with a book value exceeding six hundred euros (€600), its purchase date and its final depreciation date.

(b)

     The Company has legitimate title over all of its moveable property, including, but not restricted to, equipment, machinery, tools, information technology equipment, furniture, motor vehicles and other analogous or complementary material elements, the price of all of the same being completely paid (except for the moveable properties that are pending delivery, installation or acceptance, that have been partially paid according to the corresponding purchase order to the supplier).

(c)

     All of the Company’s assets are free of any Liens, are in a good state of maintenance, apart from normal wear and tear, and are suitable for the purposes for which they are intended, having been subject to the correct periodical maintenance.

(d)

     The moveable property owned by the Company constitutes the moveable property necessary to enable the Company to conduct its business in the manner in which such business has been conducted until the Effective Date.

4.10	Intellectual Property.

(a)

     Set forth on Schedule 4.10 (a) is a true and complete list of all Intellectual Property Rights owned by the Company which are registered (or requested to be registered) with the applicable registry or office (the “Registered Intellectual Property Rights”).

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(b)

     The Company is duly licensed to use all the Intellectual Property Rights that it uses but does not own, which are those arising from the agreements identified on Schedule 4.10.(b) (the “Licensed Intellectual Property Rights”).

(c)

     All Registered Intellectual Property Rights and Unregistered Intellectual Property Rights (as defined below) (collectively, the “Company Intellectual Property Rights”) are the sole and exclusive property of the Company, except for the embedded Intellectual Property Rights arising from its customers specifications or requirements for the products exclusively delivered to them.

(d)

     The Registered Intellectual Property Rights are duly registered or requested to be registered in the Intellectual Property Register of the Madrid Autonomous Community, in the Spanish Office of Patents and Trademarks or in the Internal Market Harmonization Office.

(e)	The Company Intellectual Property Rights are free from all Liens whatsoever and are not subject to any claim or litigation relating to the same.

(f)	The Registered Intellectual Property Rights and, to the best of Seller’s knowledge, the Unregistered Intellectual Property Rights:

	(i)	are fully in force and effect, and not subject to the payment to any third party, except as provided for in the Disclosure Schedule; and

	(ii)	do not infringe the intellectual property rights of third parties.

(g)

     No third party has any outstanding claim in relation to the Registered Intellectual Property Rights and, to the best of Seller’s knowledge, the Unregistered Intellectual Property Rights. The Company has no prior or outstanding claims against any third party that such third party infringes the Company Intellectual Property Rights.

(h)

     The Company is not currently obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise, except as provided for in the Disclosure Schedule. Without limitation to the generality of Clause 4.24, the Company has complied in full with all of its obligations under that certain Mutual Non-Assertion Agreement with SUN MICROSYSTEMS INC, dated as of June 30, 2004.

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	(i)	The Company has not granted any exclusive license to any of the Company Intellectual Property Rights.

(j)

     As of the Effective Date, any and all Intellectual Property Rights of any kind which have been developed by the Company, or any employees of the Company in carrying out their work for the Company, are the sole and exclusive property of the Company.

The Company has taken security measures to protect the secrecy, confidentiality and value of all Company Intellectual Property Rights, which measures are reasonable and customary in the industry in which the Company operates.

Each person who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Registered Intellectual Property Rights, has entered into a written assignment agreement with the Company regarding ownership and assignment of said Registered Intellectual Property Rights to the Company in a form reasonably satisfactory to the Company.

(k)

     The Company Intellectual Property Rights together with the Licensed Intellectual Property Rights constitute the Intellectual Property Rights necessary to enable the Company to conduct its business in the manner in which such business has been conducted until the Effective Date.

	(l)	For purposes hereof:

“Intellectual Property Rights” shall mean any intellectual and industrial property related rights, whether registered or not, covering patents, copyrights (authorship and related rights), trademarks, trade names, trade secrets and domain names.

“Unregistered Intellectual Property Rights” means all Intellectual Property Rights owned by the Company other than the Registered Intellectual Property Rights. .

4.11	Leasing contracts. The Company has not entered into any leasing contract nor any lease-back contract which affect the moveable or real property.

4.12	Trade Credits. The Company has no trade credits in effect as of the Effective Date.

4.13	Debts and guarantees.

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	(a)	The Company has not incurred to date other debts or obligations of any kind apart from those which are mentioned in the Financial Statements.

(b)

     Set forth on Schedule 4.13(b) is a true and complete list of all guaranties (“avales”) (“Guaranty”), in effect or otherwise outstanding as of the Effective Date, pursuant to which a third party guarantees any indebtedness or obligation (whether present or contingent) of the Company or the Subsidiary, setting forth, with respect to each Guaranty, the name of the third party issuing the Guaranty, the name of the beneficiary of the Guaranty and the amount of such Guaranty.

	(c)	Except for the two letters of credit attached as Schedule 4.13(c), the Company and the Subsidiary have no letter of credit or letter of comfort in effect as of the Effective Date.

4.14	Taxes.

(a)

     The Company has performed and is up to date with all of its obligations to pay taxes, file returns, documents and make payments, to give information or other established obligations in the applicable legal and regulatory jurisdictions, together with the payment of any other costs, duties or other amounts to be paid to any authorities or public bodies or to third parties.

(b)

     The Financial Statements make full provisions for all taxes for which the Company was or is expected to become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, or realized, and the Company promptly paid or fully provided in its Financial Statements for all taxes for which it has or may be expected to become liable or accountable in the period from the date of its incorporation to the Effective Date.

(c)

     The Company has at all times and within the requisite time limits promptly, fully and accurately observed, performed and complied with all material obligations or conditions imposed on it, or to which any claim, deduction, allowance or relief made, claimed by or afforded to it was made subject, under any legislation relating to taxes.

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(d)

     The Company is not aware of any circumstances which will or may give rise to any dispute with any relevant government body in relation to its liability or accountability for taxes, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of the Company or any of its enterprises under or for the purpose of any provision of any legislation relating to taxes.

	(e)	The Company maintains accounting records as required by the tax authorities/ regulations.

	(f)	The Company has receipts indicating all tax payments it has made

	(g)	The Company has paid all social security and withheld all income or other taxes, and paid such amounts to the local authorities, as required by law.

(h)

     The Company has timely complied with all obligations to withhold taxes in respect to wages, payments made to non-tax residents in Spain entities and or individuals, dividends, interest, professional fees, royalties or any other amounts the accrual or payment of which has been subject by law to a withholding tax.

(i)

     No tax authorities are presently conducting any audits or examinations of any tax returns nor any request for information or notice from the tax authorities, whether national, regional, provincial or local, has been made.

(j)

     The Company is not a party to any contract, plan or agreement which the relevant tax authorities may consider to be an abuse of law or an abnormal, improper or artificial act of management, or fraus legis or tax fraud, or any other artifice to avoid a tax in any jurisdiction.

(k)

     All expenses accrued and payments made by the Company during all years opened to tax audit as a result of contracts and agreements entered into by the company with other companies or individuals that are considered related parties under Spanish tax law have been established on an arm’s length basis (“precio de mercado”).

4.15	Insurance.

	(a)	Schedule 4.15 contains a list and a brief description of all of the insurance policies taken out by the Company and those from which it benefits.

	(b)	The Company is up to date with the payment of all of the premiums relating to the aforementioned policies.

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	(c)	The Seller believes in good faith that the Company has the adequate insurance policies to run its business until the Effective Date, as attached in Schedule 4.15.

(d)

     The Company has not done anything or suffered any damage which has rendered or might render any policies of insurance taken out by it void or voidable or which might result in an increase in premiums and the Company has complied with all conditions attached to such policies.

	(e)	There is no claim that has been submitted or that is outstanding under any of such policies nor, to the Seller’s knowledge, are there any circumstances likely to give rise to such a claim.

4.16	Employment.

(a)

     Schedule 4.16 sets out a full list of post of each employee(including, in each case such term is used in this Agreement, all senior and temporary employees) of the Company, including details of the duration of their employment, type of contract and gross annual salary. The information set out in Schedule 4.16 is complete and accurate. The conditions of employment of said employees have not been amended during the present year beyond the terms set out in the applicable collective bargaining agreements. Consequently, the Company does not have other employees apart from those indicated in said Schedule, and there are no commitments made by the Seller or the Company that would legally require the Company to employ any other employee apart from those set out in Schedule 4.16.

(b)

     The Company has at all times complied with the law and regulations applicable to employment, including any Collective Bargaining Agreements, and is up to date with the payment of all remuneration due to its employees.

(c)

     For the purposes of this Agreement “remuneration” includes salary; extraordinary payments, bonuses; repayment of expenses; incentives; stock options, profit share schemes, travel, accident, sickness, invalidity, life or medical insurance; formal or informal pensions schemes; company vehicles; loans; luncheon vouchers; or any other condition or benefit connected with employment (whether in cash or in kind, formal or informal), received by an employee, executive, manager or director of the Company.

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(d)

     No present or past employee, executive, manager or director of the Company has the right to a payment for termination of the contract of employment or dismissal in excess of that which is established by the law or regulations or by the applicable Collective Bargaining Agreements, nor do they have the right to other payments for the normal termination or early termination of their contracts, except as provided for in the Disclosure Schedule.

(e)

     The Company has at all times complied with the law and regulations relating to Social Security and health and safety at work, and has punctually and correctly made all of the payments due, and has provided the documentation due (including forms TC-1 and TC-2) and communications and information required.

	(f)	There are no obligations to pay pensions contributions to pension schemes or to other similar funds in favor of present or past employees, managers or directors of the Company or to the Seller.

	(g)	No senior employee of the Company has been dismissed in the last 12 months or has given notice of termination of his or her employment, except as provided for in the Disclosure Schedule.

(h)

     Neither the execution, nor the delivery or performance of this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of the Company (whether or not under any option plan(written or oral)), or materially increase the benefits payable to any such person, (whether or not under any option plan (written or oral)) or result in any acceleration of the time of payment or vesting of any such benefits.

(i)

     No current or former member of the Board of Directors of either of the Company or the Subsidiary has any outstanding claim or right against the Company or the Subsidiary, and no fact or circumstance exists that could give rise to any such claim or right, and the Company and the Subsidiary, as of the Effective Date, do not have any claim or right against any such members of the Board of Directors.

4.17	Employment Disputes.
	(a)	From the date of its incorporation, the Company has not suffered any strike action, nor any other kind of industrial action.

	(b)	The Seller is not aware of the existence of any industrial action affecting the Company, nor foresee that industrial actions shall arise in the near future.

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4.18	Powers of attorney. Schedule 4.18 sets out a complete and up to date list of the persons to whom the Company has granted general or specific powers of attorney.

4.19	Litigation.

(a)

     There are no writs, actions, claims, disputes, legal, tax or administrative proceedings, arbitration proceedings, complaints, prosecutions or investigations in progress or pending (nor to the best of the Seller’s knowledge are there any contemplated), which (i) affect the Company or (ii) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transaction contemplated by this Agreement and its Schedules.

	(b)	The Company is not subject to any legal judgment, administrative decision or final arbitration award, except as provided for in the Disclosure Schedule.

(c)

     To the Seller’s best knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any action set forth in Clause 4.19(a) above.

	(d)	The Company has not brought actions, nor do they presently intend to bring actions or proceedings against third parties, except as provided for in the Disclosure Schedule.

(e)

     No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transaction contemplated by this Agreement have been issued by any court of competent jurisdiction, and there is no legal requirement enacted or deemed applicable to the transaction contemplated by this Agreement that makes consummation of the transaction contemplated by this Agreement illegal.

(f)

     No person has commenced or taken substantial steps towards any legal proceeding challenging or seeking the recovery of damages in connection with the transaction contemplated by this Agreement or seeking to prohibit or limit the exercise by Purchaser of any material right pertaining to its ownership of the Shares of the Company.

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4.20

          Ownership and compliance with Law. Compliance with licenses and authorizations. The Company owns and manages its business in accordance with its by-laws and in accordance with the applicable legislation. The Company has obtained all of the authorizations, approvals, licenses, permissions and consents which are required in order to undertake its present activities in the business which they undertake, except as stated in clause 4.8 (d). Said licenses and permissions are fully in force, and are not subject to any condition, restriction or other limitation and, to the best of the Seller’s knowledge, there is no reason for the withdrawal, revocation, cancellation or suspension of the same.

4.21

          Compliance with environmental regulations. The Company undertakes its business at all times in compliance with the legal, administrative, environmental, local, municipal, regional and national regulations, together with International Treaties to which Spain is a party, and with European Union Regulations concerning the environment. The Seller expressly represents and warrants that he is not aware of the existence of any proceedings commenced or pending for the possible breach of environmental legislation.

4.22

          Compliance with consumers’ rights regulations. The Company has faithfully complied with and presently complies with consumers’ rights regulations and, to the best of the Seller’ knowledge, there is no liability, whether present or contingent, attaching to the Company arising from the breach of such regulations.

4.23	No conflict.

	(a)	The execution and performance of this Agreement and the Schedules by the Seller and Company:

		(i)	do not entail the breach of laws, regulations, orders, norms or judgments applicable to the Seller or the Company;

		(ii)	does not require the consent, approval or authorization by public authorities except for those consents, approvals or authorizations which have already been obtained prior to the Effective Date;

		(iii)	does not entail the breach of the provisions of the by-laws of the Company; and

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(iv)

except as provided for in the Disclosure Schedule, does not require the consent, approval, authorization or notification, nor shall it entail conflict with any contracts, agreements to which the Seller or the Company are parties, or to which the Seller or the Company are bound, nor shall it create the breach or the termination of any of the aforementioned contracts, agreements, or result in a claim for such breach or termination.

4.24	Contracts.

(a)

     All of the contracts and agreements entered into by the Company, written, oral or implicit, which remain in force or which are binding on the Company (a list of such agreements is attached as Schedule 4.24 hereto):

		(i)	are within the scope of its corporate purpose;

		(ii)	are valid, binding and fully in force, all of it in accordance with their provisions; and

		(iii)	do not breach any applicable law or regulation;

	(b)	The Company has not received any notice in connection with the suspension or termination of such contracts or agreements.

(c)

     The Company and all third parties with whom it has transacted business have performed in all respects all of their material obligations under such contracts or agreements. No party to any of such agreements is in breach or in default in any respect of its material obligations thereunder.

(d)

     There are no agreements, promises or understandings in force restricting the competitive freedom of the Company to provide and take goods and services by such means and from and to such individuals or entities as it may from time to time think fit.

	(e)	The Seller is not aware of any customer or vendor which intends to terminate, or materially change, its relationship with the Company.

	(f)	The Company has delivered to Purchaser accurate and complete copies of all written agreements.

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(g)

     KRF, S.L. (“KRF”) currently provides to the Company certain packaging services in respect of smart cards on an offer and acceptance basis. There is no written contract between KRF and the Company in respect of these services or otherwise. The Company has no obligations other than to pay amounts for services requested up to the Effective Date by the Company (which, as of the Effective Date, have been invoiced and amount to €207,188 in aggregate for the year 2005, with an outstanding balance in the aggregate amount of €52,274.30 as of November 11, 2005) and, in particular, owes no indemnification or exclusivity obligations to KRF. The Company can terminate this arrangement with KRF at any time and with no liability (other than to pay for any outstanding amounts for services requested by the Company).

4.25

          Transactions with related parties. All of the activities and operations undertaken by the Company from January 1, 2002 until the date hereof with any entity with which the Company or any shareholder, manager or adviser of the same (including, for the avoidance of doubt, the Seller) has a direct or indirect interest, have been ordinary commercial activities on the usual terms made between independent parties and at market rates. There are no debts outstanding to said entities, nor do any of them owe any amounts to the Company for financial debentures or other liabilities.

4.26

          Brokers. No broker, finder or investment banker, for which the Company may be liable, is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its directors, officers, employees or agents or any of the Company or the Seller.

4.27

          Grants, Incentives and Subsidies. Schedule 4.27 provides a complete list of all pending and outstanding grants, incentives and subsidies, and pending tax deductions and tax credits applicable (collectively, “Grants”) from the Government of Spain, the European Union or any agency either of the foregoing, or from any governmental or administrative agency, granted to the Company, including, without limitation, grants for research and development efforts.

The Company has made available to Purchaser, prior to the date hereof, correct copies of all documents evidencing Grants submitted by the Company and of all letters of approval, and supplements thereto, granted to the Company. Without limiting the generality of the above, Schedule 4.27 includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company.

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The Company is in compliance, in all material respects, with the terms and conditions of their respective Grants and has duly fulfilled, in all material respects, all the undertakings relating thereto. The Seller is not aware of any event or other set of circumstances, which might lead to the revocation or material modification of any of the Grants.

4.28

          Sale of shares of Servicios Telematicos Aplicados S.L. (“Servitae”). Immediately prior to the execution of this Agreement, the Company duly sold all of the shares of Servitae it held prior to the Effective Date and such sale is binding, final and does not breach Servitae’s bylaws or any other agreement applicable to such shares. The Parties acknowledge that this transaction is an exception to the representations given by Seller under Clauses 4.6 (d) to 4.6 (v) for actions between October 31, 2005 and the Effective Date.

Survival. The representations and warranties contained in this Clause 4, which are provided as of the Effective Date, shall survive the Effective Date and shall continue to be in full force and effect as set forth in this Agreement such as stated in clause 7.3.2.

Representations and warranties of the Purchaser. The Purchaser represents and warrants to the Seller that the representations and warranties set out in this clause are true, correct and completely accurate on the Effective Date.

4.29

          Capacity of the Purchaser to enter into this Agreement. The Purchaser has the necessary capacity to enter into this Agreement and to perform each and every one of the obligations assumed by virtue of the same, in such a way that the obligations arising from this Agreement and its Schedules are valid and binding for the Purchaser and enforceable against the same. The execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby, have been duly and validly authorized by the Sole Director of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement, or to consummate the transaction contemplated hereby.

4.30	No conflict. The execution and performance of this Agreement, together with the performance of all of the operations contemplated in this Agreement by the Purchaser:

	(a)	does not entail the breach of laws, regulations, orders, norms or judgments applicable to the Purchaser;

	(b)	does not require the consent, approval or authorization by public authorities except for those consents, approvals or authorizations which have already been obtained prior to the Effective Date;

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(c) does not entail the breach of the provisions of the by-laws of the Purchaser; and

(d)

     does not require the consent, approval, authorization or notification of, from or to third parties, nor shall it entail conflict with contracts, agreement to which the Purchaser is a party, or to which the Purchaser is bound, nor shall it entail the breach or the termination of any of the aforementioned contracts, agreements.

5.	DELIVERABLES

          As of the Effective Date and concurrently with the signature of this Agreement, the Seller hereby delivers to the Purchaser the following documents, and the Purchaser hereby acknowledges receipt of them:

	5.1	Executed letter from Barclays Bank, S.A. describing the guarantees in force in the Company on the Effective Date, copy of which are attached as Schedule 5.1 hereto.

	5.2	Executed letters of resignation of the members of the Board of Directors of the Company and the Subsidiary, copy of which are attached as Schedule 5.2 hereto.

	5.3	A bank statement showing the Company’s Available Cash.

	5.4	The original share certificates representing the Shares issued by the Company duly endorsed in favor of the Purchaser, together with all titles evidencing Seller’s ownership thereof.

	5.5	The original share certificates representing the shares issued by the Subsidiary, together with all titles evidencing the Company’s ownership thereof.

	5.6	The registry book of shareholders of each of the Company and the Subsidiary.

	5.7	The registry book of minutes of each of the Company and the Subsidiary.

	5.8	The original public deeds (escrituras) pursuant to which each of the Company and the Subsidiary have granted all powers of attorney in effect as of the Closing Date.

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6.	OTHER UNDERTAKINGS IN RELATION TO THE REPRESENTATIONS AND WARRANTIES

	6.1	Essential character of the Representations and Warranties. The representations and warranties set forth in this Agreement are an essential part of the entering into of this Agreement by the Purchaser.

Purchaser expressly acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any implied or express representation and warranty other than the representations and warranties set for in this Agreement.

6.2

          Knowledge of the Seller. In order to ensure that the representations and warranties set out in this Agreement are complete and accurate, the Seller shall have undertaken the verifications due and necessary to be made between it and the management team of the Company. For such purposes, expressions such as “to the best of the Seller’s knowledge” or expressions of similar import, shall be understood as including in addition to the actual knowledge of the Seller, the knowledge that he has acquired as a result of having undertaken due investigation. The Seller waives any right to bring any claim against the Company or the management of the Company in relation to the information which they have provided for the purposes set out in this clause.

7.	INDEMNITIES BY THE SELLER

7.1

          Seller shall indemnify Purchaser and the Company (each, an “Indemnified Party”), from and against any and all losses, damages, and charges (including all associated reasonable legal costs and expenses), joint or several, sustained by any Indemnified Party (including any claims in connection with the above made by any of the directors of the Company against Purchaser or Company, in their capacity as such), which are the result of:

		(a)	Non-fulfillment by the Seller of its obligations arising from this Agreement;

		(b)	False, incorrect, inaccurate or incomplete statements made in respect of the representations and warranties made by the Seller in this Agreement or any of its Schedules;

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(c)

     Claims of any third parties for acts or omissions of the Company prior to the Effective Date, when the liability associated with such claims has not been duly accounted for or provided for in the Financial Statements or has not been disclosed to the Purchaser in this Agreement (including, without limitation, claims related to contingent liabilities, as well as civil, tax, environmental, administrative (including Social Security) claims or claims of any other nature against the Company that are made in connection with the period ending on the Effective Date);

(d)	The Company’s contractual obligation to pay €18,000 in connection with the voluntary resignation of Jose Cebrian’s employment with the Company at any time prior to January 11, 2006;

(e)

     The dismissal proceeding number 0000588/2003 originally filed with the Labor Court of Madrid number 26 in excess of €152,587.54 (the “Deposited Amount”), which represents the amount deposited by the Company and the Subsidiary with the Labor Court of Madrid in respect of this proceeding. For the avoidance of doubt, the indemnity provided for in this Clause 7.1(e) shall include all social security and other assessments in respect of the final judgment;

(f)	The amount claim proceedings number 584/2003, 585/2003, 586/2003 and 587/2003 filed with the Labor Court of Madrid number 14;

(g)	The subsidy granted by the Spanish Ministry of Industry, Tourism and Commerce (ref: FIT-350100-2004-403) dated October 26, 2004; and

(h)

     Any act or omission, on or prior to the Effective Date, of those who have been the Directors of the Company or the Subsidiary as or before the Effective Date, in their condition as such, pursuant to Clause 7.3.7.(b).

7.2

          The Parties agree that the right given to the Indemnified Parties to claim indemnities against the Seller in accordance with this Agreement shall in no way be limited nor prejudiced by the fact that the Purchaser has undertaken any due diligence on the Company.

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7.3	Limitations applicable to Seller’s duty to indemnify the Indemnified Parties

7.3.1.	Limitation

Seller shall not be obliged to indemnify the Indemnified Parties for those losses, damages and charges that were duly provided for (“provisionados”) in the Financial Statements.

7.3.2.	Limitation on time.

Expressly waiving the time bars under the statute of limitations established by the Spanish Civil Code and the Spanish Comercial Code, the obligation to indemnify the Indemnified Parties described in Clause 7.1. shall remain in effect until:

(a)

     in connection with (i) actions based on claims of a tax, employment or social security nature or (ii) the breach of any of the representations included in Clauses 4.1 to 4.3 (such representations, the “Basic Representations”), or (iii) claims that are the result of intentional (“dolo”) misrepresentation or a breach of Seller’s obligations set forth in Clauses 8.1 and 8.2 below until the expiry of the limitation period prescribed by the applicable law;

(b) in connection with all other claims of any other nature, until June 30, 2007.

7.3.3.	De minimis.

Purchaser shall not be entitled to be indemnified under this Agreement unless:

(a)

     the value of losses, damages and charges under any individual claim that required indemnification under Section 7.1 exceeds one thousand two hundred euros (€1,200). For the purposes of this Clause 7.3.3.a), “individual claim” means one or more claim based on a single set of facts and circumstances. For the avoidance of doubt, different claim (even from different claimants) based on the same set of facts or circumstances shall be deemed as an “individual claim” for the purposes of this paragraph; and

(b) the aggregate value of all losses, damages and charges has exceeded seventy five thousand euros (€75,000) (the “Threshold”), and

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Purchaser shall notify Seller of any claim for indemnification, even when the value of such claim (either individually or when aggregated with that of previous claim(s)) does not exceed the Threshold, for the purposes of allowing Seller to take advantage of the provisions relating to the defense of claims described below.

7.3.4.	Maximum liability.

The maximum liability of Seller in respect of all losses, damages and charges suffered in connection with this Agreement shall not exceed the amount of eighteen million euros (€18,000,000) (the “Liability Cap”), provided that the Liability Cap shall not apply and shall not be in effect in the event that the claims against Seller are (i) based on an intentional (“dolo”) misrepresentation by Seller, or (ii) based on the breach of any of the Basic Representations.

7.3.5.	No liability for certain damages.

Seller shall not be required to indemnify the Indemnified Parties for any losses, damages or charges arising from indirect or consequential damages (including “lucro cesante”) or moral or image damages (“daños morales o de imagen”), provided that such limitation shall not apply and shall not be in effect in the event that the claims against Seller are (i) based on an intentional (“dolo”) misrepresentation by Seller, or (ii) based on the breach of any of the Basic Representations.

7.3.6	No liability if the loss, damage or charge is otherwise compensated. Other limitations.

(a)

     Compensation. Seller shall not be liable in respect of any indemnification claims hereunder to the extent that the Indemnified Party has been otherwise fully compensated at no cost thereto, including, but not limited to, any insurance payment or compensation.

(b)

     Indemnified Parties may not claim more than once. Indemnified Parties shall have not the right to be indemnified or to obtain any other form of reimbursement or compensation for any loss to which they are entitled to indemnification pursuant to this Agreement more than once for the same loss.

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(C)

     In the event that Seller has indemnified any Indemnified Party and subsequently to such payment by Seller the Indemnified Party actually receives from a third party that amount for which Seller has indemnified the Indemnified Party, the Indemnified Party shall reimburse Seller such applicable amount, less all reasonable costs, charges and expenses incurred in the recovery of that amount from such third party.

7.3.7.	Sole Remedy.

(a) The Parties acknowledge that the sole remedy for the Indemnified Parties under this Agreement shall be the monetary compensation established in this Clause 7.

(b)

     In particular, the Indemnified Parties hereby waive any right it may have to initiate or exercise any action or proceeding whatsoever against those who have been the Directors of the Company and the Subsidiary as or before the Effective Date, in their condition as such, provided that the Indemnified Parties shall be entitled to make any such claim against the Seller, and the Seller hereby assumes liability therefor, all upon the terms and subject to the limitations stipulated in this Clause 7.

7.3.8	An Indemnified Party shall give notice to the Seller of any claim of indemnification under this Clause 7 to the addresses set forth in Clause 12 below, according to the following procedure:

(a)

     Should an Indemnified Party deem that any of the events that gives rise or may give rise to the obligation to indemnify pursuant to this Agreement has occurred, it shall so notify the Seller, no later the fifteen (15) days after the date on which such Indemnified Party becomes aware of any such event.

The notice that the Indemnified Party is required to serve on the Seller (a “Claim Notice”) shall be in writing and (i) identify the facts and circumstances giving rise to the indemnification claim, (ii) provide an estimated non-binding amount of the loss related thereto, and (iii) attach all available documentation evidencing the facts and circumstances identified as giving rise to indemnification claim under the Claim Notice.

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(b)

     If any third party provides an Indemnified Party with a written claim that may trigger Seller’s indemnification hereunder including (i) a legal proceeding in any court or tribunal, (ii) any inspection, audit or legal procedure, (iii) any arbitration or other dispute resolution procedure in any forum, or (iv) any threatened claim by any third party (the “Claim”), no later than fifteen (15) days after the date on which the Indemnified Party received such Claim, the Indemnified Party shall deliver to the Seller a Claim Notice with the same contents as provided in Section (a) immediately above, including all the documents related to such Claim.

7.4

          Procedure for the defense of Claims made by third parties. Where Claims are brought by third parties and such Claims may trigger the indemnification under this Clause 7, the Seller may, at its sole discretion, take over the defense and opposition to the Claim in question with reputable outside counsel, provided that (i) Seller shall bear of the costs and expenses arising from said defense or opposition, and (ii) Seller may not settle any such claim(s) without the prior written approval of the Indemnified Party.

7.5

          If within thirty (30) days from the date of a Claim Notice to the Seller (or three working days prior to the date upon which the legal time limit expires for the defense of the claim in question, if said date is prior to the said period of thirty (30) days) the Seller do not give notice to the Indemnified Party of its decision to defend any claim relating to the indemnification request, it shall be deemed that Seller waives his right to defend, and in such circumstances, the Indemnified Party shall be free to defend, admit or reach any agreement with regard to the claim in question, the Seller being obliged in such circumstances to indemnify it for the amounts which arise as a result of the same.

7.6

          If the Seller has taken on the defense and it is necessary to create security or a guarantee, or assign whatever amount in order to defend the claim, the Seller shall constitute or arrange at his cost the security or guarantee which is required, or assign on behalf of the Indemnified Party the amount which is required within the time limits indicated in the preceding paragraph. Where this is not undertaken, it shall be deemed that Seller has waived its right to defend with the consequences set out in the preceding paragraph.

7.7

          The party that assumes conduct of the defense shall keep the other party promptly informed of all material developments including by delivering thereto copies of all material correspondence sent and received by or behalf thereof at all relevant stages of such defense.

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7.8

          No Party may make any admission of liability, any third party Claim without the prior written consent of the other Party. The Indemnified Party may not, without the prior written consent of the Seller, settle or comprise any third party Claim with respect to which the Seller has agreed in writing to indemnify the Indemnified Party (even if Seller has decided not to take on the defense).

8.	OTHER OBLIGATIONS OF THE PARTIES

8.1

          Non-competition. In order to guarantee the transfer to the Purchaser of the full value of the Company and, indirectly, the Subsidiary, for a period of three (3) years as from the Effective Date, the Seller shall not undertake business or service in any way whatsoever, individually or collectively, whether directly or indirectly, which competes with the business of the Company or the Subsidiary in those territories in which, as of the Effective Date, either entity (i) is operative or (ii) has invested in preparing for becoming operative (the “Territory”), unless, during such period, the Purchaser, the Company and the Subsidiary shall cease to be involved in the current business of the Company and the Subsidiary. For the purposes of this Clause 8.1., the business of the Company and the Subsidiary shall be considered the “Smart Cards” business.

Without limiting the generality of the foregoing, the Seller shall not, directly or indirectly:

(a)

     incorporate any business or company, nor acquire any business or shareholding in companies, nor collaborate or maintain an employment relationship, provide services, or maintain a management or advisory relationship with the same, which competes with the business of the Company or the Subsidiary in the Territory;

(b)

     undertake or promote offers of employment or provision of services, nor employ employees or persons connected with the Company, without the prior written consent of the Purchaser, except Seller shall be allowed to appoint family members presently being Company employees as Board members of any existing or new company created by the Seller; and

		(c)	produce or sell any product which competes with the products marketed, sold and/or developed by the Company or the Subsidiary prior to the Effective Date.

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8.2

          Trade secrets. The Seller is likewise obliged during the same term set out in the previous Clause 8.1. to (i) maintain the secrecy of all of the technical and market knowledge which derive from its relationship with the Company, (ii) not use them for any purpose whatsoever, and (iii) not disclose to third parties for any reason whatsoever data and confidential information related to the Company, without the prior written consent of the Purchaser.

8.3

          Remedies. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to pursue all remedies available to it by law (including specific performance and injunctions) in the event of Seller’s breach of Clauses 8.1 or 8.2, above.

8.4

          Seller release. Seller and its legal representatives, successors and assigns (collectively, the “Releasing Party”) hereby release and forever discharge the Company and the Subsidiary, and their respective directors, from all manner of actions, causes of action, suits, debts or claims, which such Releasing Party had, have or may have in the future against the Company or the Subsidiary arising out of any event, fact or circumstance which occurred prior to the Effective Date.

	8.5	Further obligations:

(a)

     The Company and the Subsidiary (i) shall use reasonable and adequate efforts to pursue the litigation proceedings identified in Clauses 7.1(e) and 7.1(f) (including reasonably updating Seller as to the status thereof), and (ii) to the extent that it actually receives a refund of the Deposited Amount or any portion thereof, promptly pay in cash such received amount to the Seller.

(b)

     The Seller shall reimburse the Company upon its demand for all costs and expenses (including reasonable attorneys’ fees) incurred in pursuing the litigation proceedings identified in Clauses 7.1(e) and 7.1(f).

9.	BREACH AND DELAY

9.1

          Essential terms; No waiver. All of the time limits set out in this Agreement are essential, and must be fulfilled without reference to courtesy or favor. The failure by either Party to enforce any of the terms and conditions of this Agreement shall not constitute a waiver of such Party’s right thereafter to enforce that or any other terms and conditions of this Agreement.

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9.2

          Default interest. The indemnity for breach or delay of any payment shall necessarily include interest in addition to the sum in question, on the basis of the Default Interest Rate indicated in Clause 9.3 below. Such interest shall be calculated from the date upon which the payment is to be made until the funds are effectively placed at the disposal of the applicable Party.

	9.3	Default Interest Rate The default interest shall be the then current 12-month EURIBOR interest rate published in Spain from time to time increased by 0.5% (the “Default Interest Rate”).

10.	OTHER AGREEMENTS

	10.1	Schedules. The Schedules of this Agreement are an integral part of the Agreement for all purposes.

	10.2	Defined terms. All defined terms for the purposes of this Agreement are identified by the first letter of each word or words thereof being in upper case.

10.3

          Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof, including, without limitation, the Purchaser’s Letter of Intention dated June 28, 2005.

	10.4	Confidentiality. The contents of this Agreement shall be confidential, the Seller, the Purchaser and the Company being obliged not to disclose the contents of the same, except:

(a) in compliance with a legal duty or in compliance with a judicial or administrative order;

(b) in order to demand or make possible the performance of the rights and obligations arising from the agreement;

(c)

     in order to provide information to his advisers and auditors, and when financial entities reasonably require knowledge of the same, on condition that in any event they are bound by law or by agreement to maintain the confidentiality of the acquired information.

10.5

          No Public Announcement. The Seller shall not issue any press release or make any public statement regarding this Agreement, or regarding any action under this Agreement, without Purchaser’s prior written consent. The Purchaser, in issuing any press release regarding this Agreement, or regarding any action under this Agreement, will use all reasonable efforts to consult with and obtain Seller’s consent relating to its content.

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10.6

          Public Instrument. This Agreement is granted with the intervention of the Notary Public of Madrid, Mr. José Aristónico García by way of “póliza intervenida”, who signs at the end of this Agreement and shall record the same in his register for the appropriate legal effects.

	10.7	Assignment. Neither this Agreement, nor any of the rights and obligations hereunder, may be assigned, totally or partially, by either Party without the prior written consent of the other Party.

10.8

          Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future court order, law or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as a part of this Agreement, a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, invalid or unenforceable provision.

11.	COSTS AND TAXES

	11.1	Each Party shall bear those costs which it incurs and the taxes which they legally must pay as the taxpayer or as the party which is under a duty to bear costs and taxes which are passed on to it.

	11.2	The expenses incurred by the Notary Public formalizing this Agreement shall be borne by Seller.

12.	NOTICES

12.1

          Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in the English language and shall be provided by personal delivery or international courier means and shall be deemed to have been duly given (i) if delivered personally, when received, or (ii) if by international courier service, according to the following procedure: on the fourth (4th) business day following the date of deposit with such courier service with return receipt requested, or such earlier delivery date as may be confirmed in writing to the sender by such courier service, the sender will send an email transmission followed by a phone call or attempted phone-call to alert the other party of such courier package; if on the fifth (5th) day after such email has been sent and such phone call has been made or attempted, the notified party has not confirmed receipt of such notice, then delivery shall be finally deemed given at such date.

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All such notices, requests, demands and other communications shall be addressed as indicated below or as otherwise modified and notified by the procedure herein:

		(a)	if to the Purchaser or the Company, to:

Mr. Dov Moran President & CEO
M-Systems Flash Disk Pioneers Ltd.
7 Atir Yeda St.,
Kfar Saba 44425, Israel
Telephone: +972-9-764-5000 ext. 0
Email: Donna.Gershowitz@m-systems.com

		(b)	if to the Seller, to:

Mr. Javier Pérez Aznar
Calle Alberto Alcocer, 30 6º C
28036 Madrid
Spain Telephone: +34-609-2222-33
Email: jperez@exceldata.es

13.	DISPUTE RESOLUTION; JURISDICTION; GOVERNING LAW; AND LANGUAGE

13.1

          Dispute Resolution. In the event a dispute shall arise between the Parties, which arises out or in connection with this Agreement regarding its validity, performance or interpretation, such dispute shall be settled by an amicable effort of both Parties. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the Parties so notifies the other Parties in writing.

13.2

          Arbitration. Except for the provision of Clause 13.3 below, any dispute or conflict which may arise from this Agreement shall be resolved through a binding and final arbitration in law conducted by three arbitrators, within the framework of the Corte Española de Arbitraje (“Spanish Court of Arbitration”) in conformity with its Regulations and Statutes governing the administration and conduct of the arbitration (the “Rules”). Each Party shall appoint one arbitrator in the arbitration petition and/or its response, as the case may be.

If within thirty (30) days after the filing of the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the Spanish Court of Arbitration.

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Within thirty (30) days of their appointment, the two (2) arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two (2) arbitrators cannot agree on a third arbitrator within such thirty-(30) day period, the third arbitrator shall be appointed by the Spanish Court of Arbitration in accordance with the Rules. The three arbitrators shall be fluent in the Spanish and English languages. The seat of arbitration shall be the city of Madrid and the language of the arbitration proceedings shall be in both Spanish and English on the terms and conditions set forth herein. The arbitration award shall be in Spanish and English.

To the extent that the Seller files any written pleadings or other filings, including without limitation statements of claims, statements of defense, replies and attachments and exhibits to any of the foregoing in Spanish (each, a “Pleading”) with the Spanish Court of Arbitration, Seller shall simultaneously with such filing provide official translations (“traducciones juradas”) into English thereof, in which case the translations shall be prepared by an official translation service (“traductor jurado”) whom Purchaser has designated (in its sole discretion). To the extent that the Seller presents any oral evidence at the hearings in Spanish or otherwise seeks to speak, or have any of its attorneys, agents, witnesses or representatives speak in Spanish before the Spanish Court of Arbitration, Seller shall commission an interpretation service, which has been designated by the Purchaser (in its sole discretion) to provide live translations from Spanish to English. For the purposes hereof, Purchaser shall designate, and deliver to Seller in writing, the name of the official translation service and the interpretation service concurrently with the appointment of the one arbitrator it is entitled to according to the above paragraph.

In order not to prejudice the Seller’s right of defence and allow him to provide the official translations, all the terms applicable to the Seller under the Rules for the filing of written pleadings or other filings shall be increased by four (4) business days.

Seller shall bear all costs and expenses incurred in connection with any and all translations and live interpretations from Spanish to English hereunder.

13.3

          Notwithstanding Clause 13.2 above, with respect only to disputes or conflicts that may arise from Clauses 7.3.2 a) (ii) and 7.3.2 a) (iii) of this Agreement, the courts of the city of Madrid shall have the exclusive jurisdiction. An agreed upon Spanish translation of this Agreement is attached as Schedule 13.3 hereto. However, the Parties agree that in the event of any contradiction between the Spanish translation of this Agreement and the signed English version of this Agreement, the English version shall prevail and govern any dispute between the Parties.

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13.4

          Governing Law and Language. This Agreement shall be governed and construed in accordance with the Laws of the Kingdom of Spain. This Agreement has been negotiated and drafted in English. In the event of a contradiction between this Agreement and any translation into Spanish, this Agreement will prevail.

As an expression of their consent, the Parties initial each page and sign at the end, the three copies each of which are formalized for one single purpose this Agreement, before the Notary Public, Mr. José Aristónico García, in the place and on the date indicated in the heading of the same.

MR. JAVIER PÉREZ AZNAR

M. SYSTEMS FLASH DISK PIONEERS ESPAÑA, S.L.U.	MICROELECTRÓNICA ESPAÑOLA, S.A.U
(formerly, GLOBAL SIGNIFERO, S.L.U)	By: Mr. Javier Pérez Aznar
By: Mr. Dov Moran	Its: Managing Director
Its: Sole Director

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